Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors,

Alpha One Inc.

No. 203, F2.62A, 2F, Tianzhan Building

No. 4 Tanran 5th Road, Tian’an Community

Shatou Street, Futian District, Shenzhen, Guangdong Province

People’s Republic of China 518000,

We consent to the inclusion in the Registration Statement on Form S-1 of Alpha One Inc. of our report date xx, 2024, relating to our audit of the consolidated balance sheets of Alpha One Inc. as of March 31, 2024 and 2023 and the related consolidated statements of operation and comprehensive, stockholders’ equity, and cash flows for each of the two years ended of March 31, 2024 and 2023.

We also consent to the reference to us under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

/s/ Bush & Associates, CPA LLC
Bush & Associates, CPA LLC
179 N. Gibson Road
Henderson, NV 89014